Exhibit 95

Mine Safety Disclosure

We understand that to prevent employee and contractor injuries, we must approach safety excellence from many directions at once. We have developed a three-pronged approach towards world class safety performance. This approach consists of (1) setting a high standard of risk mitigation, (2) having robust safety management systems, and (3) supporting a culture of full engagement and personal accountability at all levels of the organization.

We continuously monitor our safety performance by assessing injury and non-injury incidents (e.g., near misses/near hits) as well as key performance indicators. We believe our approach to safety excellence will help us deliver on our commitment to our employees, contractors, their families and our customers to provide a safe working environment.

Mine Safety Data

A subsidiary of Compass Minerals International, Inc. owns and operates the Cote Blanche mine, an underground salt mine located in St. Mary Parish, Louisiana. The Cote Blanche mine is subject to regulation by the Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977, as amended (the “Mine Act”).

MSHA is required to regularly inspect the Cote Blanche mine and issue a citation, or take other enforcement action, if an inspector or authorized representative believes that a violation of the Mine Act or MSHA’s standards or regulations has occurred. MSHA is required to propose a civil penalty for each alleged violation that it cites.

We have the option to contest any enforcement action or related penalty we receive before the Federal Mine Safety and Health Review Commission. As a result of this process, an enforcement action may be modified or vacated and any civil penalty proposed by MSHA for an alleged violation may be increased, reduced or eliminated. However, under the Mine Act, we are required to abate (or correct) each alleged violation within a specified time period, regardless of whether we contest the alleged violation.

The table below sets forth information for the reporting period ended March 31, 2018 concerning certain mine safety violations and other regulatory matters pursuant to requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Securities and Exchange Commission rules and regulations. The information only reflects our U.S. mining operations, as these requirements do not apply to mining operations outside the U.S.

Mine Name/ Mine I.D. Number	Section 104 S&S Citations & Orders[1]	Section 104(b) Orders[2]	Section 104(d) Citations & Orders[3]	Section 110(b)(2) Violations[4]	Section 107(a) Orders[5]	Total Dollar Value of MSHA Proposed Assessments (Actual Amount)	Total Number of Mining Related Fatalities	Received Notice of Pattern of Violations under Section 104(e) (Yes/No)[6]	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period
Cote Blanche Mine/16-00358	9	0	0	0	0	$21,779	0	No	0	0	0

1
Represents the number of citations and orders issued under section 104 of the Mine Act for alleged violations of mandatory health or safety standards that could significantly and substantially contribute to a mine health and safety hazard. The number reported includes no orders alleging an S&S violation issued under Section 104(g) of the Mine Act.

2
Represents the number of orders issued under section 104(b) of the Mine Act for alleged failures to abate a citation issued under section 104(a) of the Mine Act within the time period specified in the citation.

3
Represents the number of citations and orders issued under section 104(d) of the Mine Act for alleged unwarrantable failures (aggravated conduct constituting more than ordinary negligence) to comply with mandatory safety or health standards.

4
Represents the number of violations issued under section 110(b)(2) of the Mine Act for alleged “flagrant” failures (reckless or repeated failures) to make reasonable efforts to eliminate a known violation of a mandatory safety or health standard that substantially proximately caused, or reasonably could have been expected to cause, death or serious bodily injury.

5
Represents the number of orders issued under section 107(a) of the Mine Act for alleged conditions or practices which could reasonably be expected to cause death or serious physical harm before the condition or practice can be abated.

6
Section 104(e) written notices are issued for an alleged pattern of violating mandatory health or safety standards that could significantly and substantially contribute to a mine safety or health hazard.

2